Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended September 30, 2022

Chicago, IL, November 14, 2022 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended September 30, 2022.

“We believe that the services that we provide to our customers, in all our business lines, continue to represent discretionary spending items and through the second and third quarters of fiscal 2022, these services have been scrutinized by the consumer as a result of the financial and economic impact of the current economy, as well as lingering effects of COVID-19. The entire industry has been affected in some way. However, the need for diversification in the workforce will continue, it’s just a matter of waiting out these economic situations.” said Adam He, CEO of Professional Diversity Network. “We look forward to a historically stronger fourth quarter and we are prepared to meet the market demand as our clients begin budgeting processes for their fiscal 2023 needs. We still maintain focused on building up core operations, capitalizing on strategic opportunities, and maximizing shareholder value.”

Third Quarter Financial Highlights:

●	Total consolidated revenues for the three months ended September 30, 2022 increased $0.4 million, or 25 percent, as compared to the same period in the prior year. The RemoteMore segment recorded $0.8 million in revenues in the period compared to $19,000 in the same period of the prior year. PDN Network segment revenues decreased $0.2 million, or 15 percent compared to revenues during the same period in the prior year. This was predominantly due to there being 2 fewer local and 1 fewer national events as compared to the same period in the prior year. The NAPW segment decreased approximately $0.1 million as compared to the same period in the prior year.

●	Basic and diluted net loss per share was $0.07 during the three months ended September 30, 2022, as compared to $0.01 for the same period in 2021.

●

On September 30, 2022, cash balances were approximately $1.5 million as compared to $3.4 million on December 31, 2021. Working capital surplus from continuing operations on September 30, 2022, was approximately $0.1 million as compared to $0.8 million on December 31, 2021.

●	On September 27, 2022, the Company entered into a Stock Purchase Agreement with Koala Malta Limited (“Seller”). Under this agreement, the Company purchased 65,700 issued ordinary shares of Koala Crypto Limited (“KCL”) from Seller, representing 9 percent of the total issued share capital of KCL, and in exchange, the Company issued 1,726,784 shares of its common stock, valued at $1,350,000 in the aggregate, to Seller in a private placement.

Financial Results for the Three Months Ended September 30, 2022

Revenues

Total revenues for the three months ended September 30, 2022 increased approximately $432,000, or 25.7%, to approximately $2,115,000 from approximately $1,683,000 during the same period in the prior year. The increase was predominately attributable to approximately $738,000 of contracted software development related to RemoteMore, as compared to the same period in the prior year.

During the three months ended September 30, 2022, our PDN Network generated approximately $1,206,000 in revenues compared to approximately $1,424,000 in revenues during the three months ended September 30, 2021, a decrease of approximately $218,000 or 15.3 percent. The decrease in revenues was primarily driven by the aforementioned lesser number of events held in the quarter, as compared to the same period in the prior year, resulting in a decrease of event revenues of $117,000.

During the three months ended September 30, 2022, NAPW Network revenues were approximately $152,000, compared to revenues of approximately $240,000 during the same period in the prior year, a decrease of approximately $88,000 or 36.7 percent.

During the three months ended September 30, 2022, RemoteMore revenue was approximately $757,000, compared to revenues of approximately $19,000 during the same period in the prior year, an increase of approximately $738,000. This is due to the current period having a full three months of operations versus the same period in 2021 which only had 10 days of operations from the acquisition date of September 20, 2021.

Costs and Expenses

Cost of revenues during the three months ended September 30, 2022 was approximately $1,229,000, an increase of approximately $882,000, or 254.2 percent, from approximately $347,000 during the same period of the prior year. The increase was predominately attributed to approximately $667,000 of contracted software development costs related to RemoteMore, for which there was no material comparable activity in the same period of the prior year.

General and administrative expenses increased by approximately $130,000, or 15.0 percent, to approximately $1,003,000 during the three months ended September 30, 2022, as compared to the same period in the prior year.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended September 30, 2022, we incurred a net loss of approximately $1,095,000 from continuing operations, an increase in the net loss of approximately $1,007,000 or 1144.3 percent, compared to a net loss of approximately $88,000 during the three months ended September 30, 2021.

Financial Results for the Nine Months Ended September 30, 2022

Revenues

Total revenues for the nine months ended September 30, 2022 increased approximately $1,735,000, or 37.5%, to approximately $6,363,000 from approximately $4,628,000 during the same period in the prior year. The increase was predominately attributable to an approximate $1,863,000 of contracted software development related to RemoteMore, as compared to the same period in the prior year.

During the nine months ended September 30, 2022, our PDN Network generated approximately $3,971,000 in revenues compared to approximately $3,845,000 in revenues during the nine months ended September 30, 2021, an increase of approximately $126,000 or 3.3 percent.

During the nine months ended September 30, 2022, NAPW Network revenues were approximately $510,000, compared to revenues of approximately $764,000 during the same period in the prior year, a decrease of approximately $254,000 or 33.2 percent.

During the nine months ended September 30, 2022, RemoteMore revenue was approximately $1,882,000, compared to revenues of approximately $19,000 during the same period in the prior year, an increase of approximately $1,863,000. This is due to the current period having a full nine months of operations versus the same period in 2021 which only had 10 days of operations from the acquisition date of September 20, 2021.

Costs and Expenses

Cost of revenues during the nine months ended September 30, 2022 was approximately $3,023,000, an increase of approximately $2,155,000, or 248.3 percent, from approximately $868,000 during the same period of the prior year. The increase was predominately attributed to approximately $1,675,000 of contracted software development costs related to RemoteMore, for which there was no material comparable activity in the same period of the prior year.

General and administrative expenses decreased by approximately $834,000, or 25.2 percent, to approximately $2,469,000 during the nine months ended September 30, 2022, as compared to the same period in the prior year. The decrease was predominately due to settlement of litigation resulting in a one-time, non-cash gain of approximately $908,000.

Net Loss from Continuing Operations

During the nine months ended September 30, 2022, we incurred a net loss of approximately $2,038,000 from continuing operations, an increase in the net loss of approximately $605,000 or 42.2 percent, compared to a net loss of approximately $1,433,000 during the same period in the prior year.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	September 30, 2022	December 31, 2021
Current Assets:
Cash and cash equivalents	$1,463	$3,403
Other current assets	1,979	2,194
Total current assets	$3,442	$5,597
Long-term assets	3,626	3,388
Total Assets	$7,068	$8,985

Total current liabilities	$3,794	$5,180
Total long-term liabilities	593	697
Total liabilities	$4,387	$5,877

Total stockholders’ equity	2,872	2,791
Total stockholders’ equity – noncontrolling interests	(191)	317
Total liabilities and stockholders’ equity	$7,068	$8,985

Summary of Financial Operations

	Nine Months Ended September 30,		Change	Change
	2022	2021	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$510	$764	$(255)	(33.3)%
Recruitment services	3,840	3,695	144	3.9%
Contracted software development	1,882	19	1,863	9802.4%
Consumer advertising and marketing solutions	131	149	(18)	(12.3)%
Total revenues	$6,363	$4,628	$1,735	37.5%

Cost and expenses:
Cost of revenues	$3,023	$868	$2,155	248.3%
Sales and marketing	2,179	1,826	353	19.3%
General and administrative	2,469	3,303	(834)	(25.3)%
Depreciation and amortization	746	88	658	744.4%
Total pre-tax cost and expenses:	$8,417	$6,086	$2,331	38.3%

Loss from continuing operations, net of tax	$(2,038)	$(1,433)	$(605)	(42.2)%

Basic and diluted loss per share:
Continuing operations	$(0.13)	$(0.11)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	16,390,563	13,830,777

	Three Months Ended September 30,		Change	Change
	2022	2021	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$153	$241	$(88)	(36.6)%
Recruitment services	1,166	1,368	(203)	(14.8)%
Products sales and other	757	19	739	3957.1%
Consumer advertising and marketing solutions	39	55	(15)	(27.9)%
Total revenues	$2,115	$1,683	$432	25.7%

Cost and expenses:
Cost of revenues	$1,229	$347	$882	254.5%
Sales and marketing	760	526	234	44.5%
General and administrative	1,004	873	130	15.0%
Depreciation and amortization	233	29	204	684.5%
Total pre-tax cost and expenses:	$3,225	$1,775	$1,450	81.8%

Loss from continuing operations, net of tax	$(1,095)	$(88)	$(1,007)	(1144.3)%

Basic and diluted loss per share:
Continuing operations	$(0.07)	$(0.01)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	16,922,988	15,115,167

Summary of Cash Flows from Continuing Operations

	Nine Months Ended September 30,
Cash (used in) provided by continuing operations	2022	2021
Operating activities	$(1,394)	$(1,160)
Investing activities	(31)	(1,279)
Financing activities	(515)	4,445
Net increase in cash and cash equivalents from continuing operations	$(1,940)	$2,006

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow are reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three and nine months ended September 30, 2021 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

The adjustments for the three and nine months ended September 30, 2022 relate to stock-based compensation, litigation settlement reserves, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax benefit.

	Three Months Ended September 30,
	2022	2021
	(in thousands)
Loss from Continuing Operations	$(1,095)	$(88)
Stock-based compensation	34	127
Loss attributable to noncontrolling interest	149	19
Depreciation and amortization	233	30
Other (expense) income, net	(1)	(2)
Income tax expense (benefit)	(25)	(2)
Adjusted EBITDA	$(705)	$84

	Nine Months Ended September 30,
	2022	2021
	(in thousands)
Loss from Continuing Operations	$(2,038)	$(1,434)
Stock-based compensation	440	436
Litigation settlement reserve	(909)	75
Loss attributable to noncontrolling interest	508	19
Depreciation and amortization	746	88
Other (expense) income, net	(5)	(5)
Income tax benefit	(36)	(19)
Adjusted EBITDA	$(1,294)	$(840)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including National Association of professional Women (NAPW) and its brand, International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released November 14, 2022